SERVICEMASTER LIMITED PARTNERSHIP EXHIBIT REGARDING
          DETAIL OF INCOME PER SHARE COMPUTATION




            (In thousands, except per share data)

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



                                               Years Ended December 31
                                          ------------------------------

                                             1996       1995      1994
                                          ---------  ---------  --------

Number of shares used in computing
  income per share and equivalent shares--
  Shares outstanding on weighted
               average basis                141,058   115,725    113,622

Equivalent shares--
  Options and subscriptions outstanding       3,381     3,245      2,535

Total weighted average and equivalent shares144,439   118,970    116,157

Primary earnings per share                    $1.70     $1.45      $1.20

Net income                                 $245,140  $172,019   $139,883

Interest on convertible debentures            1,869     1,901      2,078

Adjusted net income                        $247,009  $173,920   $141,961

Weighted average number of common
shares outstanding                          145,068   120,122    116,484

  Other potentially dilutive securities       2,130     2,164      2,172

Total weighted average number
  of shares                                 147,198   122,286    118,656

Fully diluted earnings per share              $1.68     $1.42     $1.20

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